Exhibit 99.1

Newsrelease
Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
	Media:	Steven Campanini (469) 893-6321
	Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for Third Quarter
Ended September 30, 2006

DALLAS — November 7, 2006 — Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $89 million, or $0.19 per share, for its third quarter ended September 30, 2006.  This compares to a net loss of $401 million, or $0.85 per share, in the third quarter of 2005. The net loss for the third quarter of 2006 includes a loss from continuing operations of $30 million, or $0.06 per share, compared to a loss of $128 million, or $0.27 per share, in the third quarter of 2005. Loss from discontinued operations in the third quarter of 2006 was $59 million, or $0.13 per share, compared to a loss of $273 million, or $0.58 per share, in the third quarter of 2005.

 “Tenet and our industry continue to fight the challenges of weak volumes and high bad debt expense. In the third quarter, Tenet’s admissions were weak even after taking into account that approximately 30 percent of the decline was due to deliberate actions under our Targeted Growth Initiative and the implementation of the new Medicare admission criteria for rehabilitation services. It is now readily apparent that our Commitment to Quality initiative, launched in 2003, is boosting admissions in Tenet hospitals with top quality ratings from private health insurers. For example, cardiac admissions in Tenet hospitals with United Healthcare’s Center of Excellence designations grew by 11 percent in the first nine months of the year while Tenet’s United Healthcare cardiac admissions in our remaining hospitals grew by only three percent. This is a powerful indicator supporting my belief that Tenet’s strategy to differentiate its hospitals through superior clinical quality is working.  As this strategy matures, we believe it will contribute to improved financial performance in the future,” said Trevor Fetter, Tenet’s president and chief executive officer. “In addition, our continuing positive trends in pricing and cost control supported our financial performance in the third quarter. However, the growing burden of providing care for uninsured or under-insured patients and the softer admissions from patients with commercial managed care coverage continue to offset much of our progress in pricing and cost efficiency. Unfortunately, these issues of patient volumes and bad debt expense are the least predictable variables in our industry and the least under our direct control.”

 “Our performance in the third quarter was adversely affected by a delayed turnaround in three of our markets, Houston, Palm Beach and parts of Southern California,” said Reynold Jennings, chief operating officer. “We believe we have identified the factors behind these issues, and we are working to mitigate their impact.”

 “Net admissions declines and a rising level of bad debt from the uninsured had the effect of exacerbating what has traditionally been a seasonally slow quarter,” said Biggs Porter, chief financial officer. “Despite the soft results in the third quarter, we believe our strategies are gaining momentum and we expect a stronger fourth quarter based on our current expectations for a seasonal strengthening of volumes.”

Continuing Operations

The loss from continuing operations for the third quarter of 2006 was $30 million, or $0.06 per share, including the following items:

(1)                                  Costs of litigation and investigations in continuing operations of $7 million pre-tax, $4 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(2)                                  Favorable hurricane insurance recoveries, net of costs, of $4 million pre-tax, $3 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(3)                                  Unfavorable net adjustments for prior year cost reports and prior year cost report valuation allowances, primarily related to Medicare and Medicaid, of approximately $9 million pre-tax, $6 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(4)                                  Favorable net adjustments related to the Revenue Agent’s Report (“RAR”) received from the Internal Revenue Service (“IRS”) in October, 2006, and other tax liability adjustments of $35 million, or $0.07 per share, including the associated impact of the deferred tax valuation allowance; and,

(5)                                  An unfavorable, non-cash adjustment to increase the company’s  valuation allowance for deferred tax assets related to continuing operations of $19 million, or $0.04 per share, which amount excludes the valuation allowance adjustments included in the tax adjustment referenced in item (4) above.

In addition, the Company incurred stock compensation expense, included in salaries, wages and benefits, of $11 million pre-tax, $7 million after-tax, or $0.02 per share in the third quarter of 2006 as compared to $13 million pre-tax, $8 million after-tax, or $0.02 per share in the third quarter of 2005.

Admissions, Patient Days and Surgeries

	Continuing Operations
Admissions, Patient Days, and Surgeries	Q3’06	Q3’05	Change (%)
Admissions - Total	141,203	145,978	(3.3)
Uninsured Admissions	6,235	5,635	10.6
Uninsured Admissions/Total Admits (%)	4.4	3.9	0.5 (1)
Charity Care Admissions	2,965	2,589	14.5
Charity Care Admissions as % of total	2.1	1.8	0.3 (1)
Commercial Managed Care Admissions	41,551	44,352	(6.3)
Admissions through Emergency Dept. (ED)	73,874	75,396	(2.0)
ED Admits as % of Total	52.3	51.6	0.7 (1)
Surgeries (inpatient and outpatient)	101,089	107,065	(5.6)
Patient Days - Total	695,656	733,782	(5.2)
Equivalent Admissions	202,489	207,800	(2.6)
Equivalent Patient Days	990,535	1,034,842	(4.3)

(1)             This change is the difference between the 2006 and 2005 amounts shown.

Admissions in continuing operations for the third quarter of 2006 were 141,203, a decline of 4,775 admissions, or 3.3 percent, compared to admissions of 145,978 in the third quarter of 2005.  Approximately 30 percent of this decline resulted from the continued implementation of the Company’s Targeted Growth Initiative (“TGI”) and the implementation of the admissions criteria required under the Medicare system’s new “75 Percent Rule” for rehabilitation services. Without these two effects, admissions would have declined by approximately 2.3 percent as compared to the actual 3.3 percent decline. Under TGI, certain service lines were either de-emphasized or discontinued since September 30, 2005.

Commercial managed care admissions in continuing operations declined to 41,551 in the third quarter of 2006 from 44,352 in the third quarter of 2005, a decline of 2,801 admissions, or 6.3 percent.

Equivalent admissions declined by 5,311 or 2.6 percent, to 202,489 in the third quarter of 2006 as compared to 207,800 equivalent admissions in the third quarter of 2005. The decline in equivalent admissions was also impacted by the Company’s deliberate actions to exit or de-emphasize certain service lines through either TGI or implementation of Medicare’s new “75 Percent Rule.”

Positive admission growth was achieved at 19 of our 57 hospitals, and, in the aggregate 42 of our hospitals showed combined admissions that were equal to their aggregate admissions in the third quarter of 2005. The 15 hospitals with the greatest volume declines were responsible for the aggregate decline of 4,775 admissions Tenet experienced in the quarter.

Outpatient Visits

	Continuing Operations
Outpatient Visits	Q3’06	Q3’05	Change (%)
Total Visits	1,050,600	1,095,718	(4.1)
Uninsured Visits	114,309	113,939	0.3
Uninsured/ Total Visits (%)	10.9	10.4	0.5 (1)
Charity Care Visits	4,782	5,835	(18.0)
Charity Care / Total Visits (%)	0.5	0.5	—
Commercial Managed Care Outpatient Visits	410,850	436,903	(6.0)

(1)             This change is the difference between the 2006 and 2005 amounts shown.

Outpatient visits in the third quarter of 2006 were 1,050,600 a decline of 45,118, or 4.1 percent, as compared to 1,095,718 visits in the third quarter of 2005. Commercial managed care outpatient visits were 410,850 in the third quarter of 2006, a decline of 26,053 visits, or 6.0 percent from the 436,903 commercial managed care visits in the third quarter of 2005.

Among the causes of this decline is the increasing competition the company is experiencing from physician-owned entities providing outpatient services and the Company’s proactive decisions to close or de-emphasize certain low-margin businesses as part of its Targeted Growth Initiative. As part of its strategy to stem the erosion of outpatient volumes, the Company has established a separate, dedicated business line to bring additional focus to its outpatient business.

Revenues

Revenues	Continuing Operations
($ in millions)	Q3’06	Q3’05	Change (%)
Net Operating Revenues	2,117	2,150	(1.5)
Compact discounts	255	180	41.7
Compact-adjusted Net Operating Revenues (1)	2,372	2,330	1.8
Charity care	156	139	12.2
Provision for Doubtful Accounts	157	183	(14.2)
Total uncompensated care (1)(2)	568	502	13.1
Uncompensated care/ (Net Operating Revenues + Charity + Compact) (%)(1)	22.5	20.3	2.2 (3)

(1)             Non-GAAP measure

(2)             Defined as Compact discounts plus charity care plus provision for doubtful accounts

(3)             This percentage change is the difference between the 2006 and 2005 amounts shown

Net operating revenues were $2.117 billion in the third quarter of 2006, a decrease of $33 million, or 1.5 percent, as compared to $2.150 billion in the third quarter of 2005.  Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced net operating revenues in the third quarter of 2006 and 2005 by $255 million and $180 million, respectively.  If the discounts under the Compact were added back to net operating revenues, it would have produced a non-GAAP measure of Compact-adjusted net operating revenues for the third quarter of 2006 of $2.372 billion, which would be an increase of $42 million, or 1.8 percent, compared to Compact-adjusted net operating revenues of $2.330 billion for the third quarter of 2005. (A reconciliation of net operating revenues to Compact-adjusted net operating revenues, how the company uses the measures, and why the Company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Tenet initiated the implementation of the discounting provisions under the Compact in June, 2004. The Compact was fully implemented in all of the Company’s hospitals with the implementation of Compact discounts in Texas on September 1, 2005.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital.  The Compact discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded.  Prior to implementing the discounting provisions under the Compact, the vast majority of these discounts was ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Disproportionate-share revenue received under various state Medicaid programs and other state-funded subsidies was approximately $33 million and $29 million in the third quarters of 2006 and 2005,

respectively. The increase in revenue is related to an increase in uncompensated care provided by the Company and reimbursed by various states in which the Company operates.

Pricing

	Continuing Operations
Pricing	Q3’06	Q3’05	Change (%)
Net inpatient revenue per admission ($)	10,042	9,843	2.0
Compact-adjusted net inpatient revenue per admission (1) ($)	10,956	10,481	4.5
Net inpatient revenue per patient day ($)	2,038	1,958	4.1
Compact-adjusted net inpatient revenue per patient day (1) ($)	2,224	2,085	6.7
Net outpatient revenue per visit ($)	593	581	2.1
Compact-adjusted net outpatient revenue per visit (1) ($)	713	660	8.0
Net patient revenue per equivalent patient day ($)	2,061	2,003	2.8
Compact-adjusted net patient revenue per equivalent patient day (1) ($)	2,318	2,177	6.5
Net patient revenue from managed care payers ($mm)	1,101	1,064	3.5
Stop loss payments from managed care payers ($mm)	72	91	(20.9)

(1)             Non-GAAP measure

Net inpatient revenue per admission for the third quarter of 2006 was $10,042 compared to $9,843 in the third quarter of 2005.  However, this unit measurement has been reduced by the Compact.  If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of Compact-adjusted net inpatient revenue per admission of $10,956 for the third quarter of 2006, an increase of $475, or 4.5 percent, compared to $10,481 in the third quarter of 2005. The increase in net inpatient revenue per admission was adversely impacted by approximately 1.5 percent as a result of reduced stop-loss payments. The reduction in stop-loss payments had a number of causal factors including a significant decline in the number of patients with extended lengths of stay.

Net patient revenue per equivalent patient day was $2,061 in the third quarter of 2006 compared to $2,003 in the third quarter of 2005, an increase of $58, or 2.9 percent. On a Compact-adjusted basis, net revenue per equivalent patient day was $2,318 in the third quarter of 2006, compared to $2,177 in the third quarter of 2005, an increase of $141, or 6.5 percent. The percentage increases in revenues per day metrics are greater than those per admission primarily due to the decline in average length of stay.

Net outpatient revenue per visit was $593 in the third quarter of 2006 compared to $581 in the third quarter of 2005. This unit measurement is also reduced by the Compact.  If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $713 in Compact-adjusted net outpatient revenue per visit in the third quarter of 2006, an increase of $53, or 8.0 percent, compared to $660 in the second quarter of 2005.

The Company disaggregates its total managed care business into two distinct categories: commercial managed care, and managed Medicare and managed Medicaid. Over the past year there has been a significant decline in the commercial component of our managed care business mix. In the third quarter of 2006, approximately 79 percent of total managed care revenues are from Tenet’s commercial managed care business and 21 percent are from managed Medicare and managed Medicaid. In the third quarter of 2005, commercial managed care revenues were 83 percent of total managed care revenues, or approximately 400 basis points higher than the third quarter of 2006. Managed care admissions in the third quarter of 2006 were 63 percent commercial and 37 percent managed Medicare and managed Medicaid.  Managed care outpatient visits in the third quarter of 2006 were 75 percent commercial and 25 percent managed Medicare and managed Medicaid compared to 79 percent and 21 percent, respectively, in the third quarter of 2005.

Inpatient managed care base rates in the third quarter of 2006 increased by 7.9 percent for our total managed care portfolio and 9.2 percent for the commercial segment of the managed care portfolio as compared to the third quarter of 2005. Net inpatient revenue per admission achieved an increase of 3.9 percent in the commercial segment of our managed care business. The percentage increase in net revenue per admission is less than the percentage increase in inpatient base rates primarily due to the reduction in the average length of stay which was also linked to a reduction in the stop-loss portion of our managed care reimbursement payments, as discussed below. On an aggregate portfolio yield basis, which includes managed Medicare and managed Medicaid in addition to our commercial managed care business, net inpatient revenue per admission increased by 3.3 percent as compared to the third quarter of 2005. As a result of these pricing increases, total net patient revenue from managed care payers increased by 3.5 percent in the third quarter of 2006 compared to the third quarter of 2005 despite the decline in managed care patient volumes.

Stop-loss payments were $72 million in the third quarter of 2006, a decrease of $19 million, or 20.9 percent, from the $91 million received in the third quarter of 2005. Stop-loss payments were received on 3.3 percent of aggregate managed care admissions in the third quarter of 2006, and on 4.6 percent of commercial managed care admissions. In the third quarter of 2005, stop-loss payments were received on 4.2 percent of aggregate managed care admissions and on 5.3 percent of commercial managed care admissions.

Controllable Operating Expense

Controllable Operating Expenses	Continuing Operations
($ in millions)	Q3’06	Q3’05	Change (%)
Salaries, Wages & Benefits	953	985	(3.2)
Supplies	386	398	(3.0)
Other Operating Expenses	513	486	5.6
Total Controllable Operating Expenses	1,852	1,869	(0.9)

Controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1.852 billion and $1.869 billion in the third quarters of 2006 and 2005, respectively.  Controllable operating expenses per equivalent patient day were $1,870 in the third quarter of 2006 compared to $1,806 in the third quarter of 2005, an increase of $64, or 3.5 percent.

Supplies expense per equivalent patient day increased 1.3 percent in the third quarter of 2006 from the third quarter of 2005 reflecting progress in implementing our medication use management program and increased bulk purchases on certain medical devices.

Rent expense, which is included in “Other Operating Expenses,” was $41 million in the third quarter of 2006, and 2005. Other Operating Expenses also includes malpractice expense of $46 million and $52 million for the third quarters of 2006 and 2005, respectively.

Provision for Doubtful Accounts

	Continuing Operations
Bad Debt	Q3’06	Q3’05	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	157	183	(14.2)
Bad Debt / Net Operating Revenues (%)	7.4	8.5	(1.1)
Estimated Compact-related reduction in bad debt expense ($mm)	233	165	41.2
Compact-adjusted Bad Debt ($mm)(1) (3)	390	348	12.1
Compact Adjusted Bad Debt / (Net operating revenues + Compact discounts) (%) (1)	16.4	14.9	1.5

(1)             Non-GAAP measure

(2)             This change is the difference between the 2006 and 2005 amounts shown

(3)             Defined as bad debt plus estimated Compact-related reduction in bad debt expense

Provision for doubtful accounts, or bad debt expense, was $157 million for continuing operations in the third quarter of 2006, a decrease of $26 million, or 14.2 percent, from the provision for doubtful accounts of $183 million in the third quarter of 2005.  Bad debt expense was 7.4 percent of net operating revenues in the third quarter of 2006, compared to 8.5 percent of net operating revenues in the third quarter of 2005.  After adding back the estimated Compact-related reduction to bad debt expense and Compact discounts to net operating revenues in both quarters, it produces a non-GAAP measure of 16.4 percent for Compact-adjusted bad debt expense to Compact-adjusted net operating revenue for the third quarter of 2006 as compared to 14.9 percent for the third quarter of 2005.

Collections on self-pay accounts increased to 30 percent at September 30, 2006 from 24 percent at December 31, 2005. However, this unit of measurement has been impacted by the Compact. On a Compact-adjusted basis, self-pay account collections declined to 21 percent at September 30, 2006 from 24 percent at December 31, 2005. Self-pay accounts include both the uninsured as well as accounts receivable due from insured patients with deductibles or co-pays.

Accounts Receivable

Accounts receivable were $1.453 billion at September 30, 2006, and $1.484 billion at June 30, 2006. Accounts receivable days outstanding for continuing operations increased to 56 days at September 30, 2006 from 54 days at June 30, 2006.

Delayed payments from Medicare resulting from Medicare’s internal budgetary issues for the last nine days of September reduced third quarter cash inflows in the quarter by approximately $54 million, of which approximately $47 million was in continuing operations. Had the $47 million dollars of delayed Medicare payments been received in a timely manner, this would have reduced accounts receivable days outstanding for continuing operations by an additional 2.0 days. This cash was ultimately received in October, 2006.

Cash Flow

Unrestricted cash was $809 million at September 30, 2006, up $241 million from $568 million at June 30, 2006.  Unrestricted cash at June 30, 2006, and at September 30, 2006, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December, 2004. Tenet expects to finalize a bank credit facility which will remove the restrictions on this cash before the end of 2006.

Net cash used in operating activities was $441 million in the nine months ended September 30, 2006 compared to $685 million of cash provided by operating activities in the nine months ended September 30, 2005.  This change was primarily attributable to $683 million in payments for litigation settlements and costs, payments against restructuring reserves in 2006, and an income tax refund of $537 million received in 2005. In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Capital expenditures in the nine months ended September 30, 2006 were $391 million, including $346 million related to continuing operations.

“Adjusted free cash flow,” a non-GAAP term defined by the Company as cash flow from operations less capital expenditures for continuing operations and excluding litigation costs and settlement payments, payments against restructuring reserves, insurance recoveries reflected in cash flows from operating activities, income tax refunds (payments) and cash flows from discontinued operations, was negative $209 million in the nine months ended September 30, 2006 compared to negative $164 million in the prior year period.  Cash flow in 2006 was adversely impacted by the previously discussed delays in the timely receipt of $54 million in Medicare receivables, including approximately $47 million in continuing operations. This cash was ultimately received in October, 2006.

Liquidity

Total debt was $4.8 billion at September 30, 2006, unchanged from total debt on June 30, 2006.  Net debt, a non-GAAP measure defined as total debt less cash and cash equivalents, was $4.0 billion at September 30, 2006, as compared to $4.2 billion at June 30, 2006.

Income Taxes

Tenet received a Revenue Agent’s Report (“RAR”) from the IRS on October 26, 2006, related to a recently completed IRS audit of Tenet’s tax returns for fiscal years ended May 31, 1998 through the seven-month transition period ended December 31, 2002. The RAR proposes to assess an aggregate tax deficiency of $207 million plus interest, which would amount to $50 million as of September 30, 2006. Of the $207 million proposed assessment, approximately $125 million, plus interest of $22 million as of September 30, 2006, is attributable to issues that are not in dispute. The RAR contains disputed issues totaling an aggregate $82 million plus interest of $28 million as of September 30, 2006. The company anticipates that the undisputed amounts will be reduced to approximately $85 million plus $22 million in interest as of September 30, 2006, after taking into account loss carrybacks from 2004.

Discontinued Operations

Loss from discontinued operations for the third quarter of 2006 was $59 million after-tax, or $0.13 per share, and includes the following items:

(1)       Unfavorable hurricane related costs, net of insurance recoveries, of $6 million pre-tax, $4 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(2)       Net gain on sales of assets of $3 million pre-tax, $2 million after-tax before the impact of the deferred tax valuation allowance, or $0.00 per share;

(3)       Favorable net adjustments for prior year cost reports and prior year cost report valuation allowances, primarily related to Medicare and Medicaid, of approximately $5 million pre-tax, $3 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(4)       Unfavorable net adjustments related to the RAR and other tax liability adjustments of $36 million, or $0.08 per share, including the associated impact on the deferred tax valuation allowance; and

(5)       An unfavorable, non-cash adjustment to increase the company’s valuation allowance for deferred tax assets related to discontinued operations of $7 million, or $0.02 per share, excluding the impact associated with the unfavorable tax adjustments referenced in item (4) above.

Management’s Webcast Discussion of Third Quarter Results

Tenet management will discuss third quarter 2006 results on a webcast event scheduled to begin at 11:00 AM (ET) on November 7, 2006. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on the Company’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in its filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended Dec. 31, 2005, its quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as the Company cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended September 30,
	2006	%	2005	%	Change

Net operating revenues	$2,117	100.0%	$2,150	100.0%	(1.5%)
Operating expenses:
Salaries, wages and benefits	(953)	(45.0%)	(985)	(45.8%)	(3.2)%
Supplies	(386)	(18.2%)	(398)	(18.5%)	(3.0%)
Provision for doubtful accounts	(157)	(7.4%)	(183)	(8.5%)	(14.2%)
Other operating expenses	(513)	(24.2%)	(486)	(22.6%)	5.6%
Depreciation	(77)	(3.7%)	(82)	(3.8%)	(6.1%)
Amortization	(6)	(0.3%)	(10)	(0.5%)	(40.0%)
Impairment of long-lived assets and restructuring charges, net of insurance recoveries	(1)	(0.1%)	(9)	(0.4%)
Hurricane insurance recoveries (costs), net	4	0.2%	(9)	(0.4%)
Costs of litigation and investigations	(7)	(0.3%)	(28)	(1.3%)
Operating income (loss)	21	1.0%	(40)	(1.8%)
Interest expense	(104)		(101)
Investment earnings	15		17
Minority interests	(1)		(1)
Loss from continuing operations, before income taxes	(69)		(125)
Income tax (expense) benefit	39		(3)
Loss from continuing operations, before discontinued operations	(30)		(128)
Discontinued operations:
Loss from operations of asset group	(17)		(14)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	—		(223)
Hurricane insurance recoveries (costs), net	(6)		(32)
Net gain (loss) on sales of asset group	3		(2)
Income tax (expense) benefit	(39)		(2)
Loss from discontinued operations	(59)		(273)
Net income loss	$(89)		$(401)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.06)		$(0.27)
Discontinued operations	(0.13)		(0.58)
	$(0.19)		$(0.85)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	471,227		469,179

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Nine Months Ended September 30,
	2006	%	2005	%	Change

Net operating revenues	$6,522	100.0%	$6,491	100.0%	0.5%
Operating expenses:
Salaries, wages and benefits	(2,897)	(44.4%)	(2,964)	(45.7%)	(2.3%)
Supplies	(1,195)	(18.3%)	(1,184)	(18.3%)	0.9%
Provision for doubtful accounts	(406)	(6.2%)	(477)	(7.3%)	(14.9)%
Other operating expenses	(1,490)	(22.8%)	(1,417)	(21.9%)	5.2%
Depreciation	(229)	(3.5%)	(233)	(3.6%)	(1.7)%
Amortization	(18)	(0.3%)	(19)	(0.3%)	(5.3)%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(57)	(0.9%)	(14)	(0.2%)
Hurricane insurance recoveries (costs), net	14	0.2%	(9)	(0.1%)
Costs of litigation and investigations	(751)	(11.5%)	(47)	(0.7%)
Loss from early extinguishment of debt	—	—%	(15)	(0.2%)
Operating income (loss)	(507)	(7.8%)	112	1.7%
Interest expense	(307)		(304)
Investment earnings	49		41
Minority interests	(2)		(2)
Net gains on sales of investments	2		—
Loss from continuing operations, before income taxes	(765)		(153)
Income tax benefit	287		27
Loss from continuing operations, before discontinued operations and accumulative effect of change in accounting principle	(478)		(126)
Discontinued operations:
Loss from operations of asset group	(34)		(72)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(76)		(231)
Hurricane insurance recoveries (costs), net	186		(32)
Litigation settlements, net of insurance recoveries	24		—
Net gain on sales of asset group	2		20
Income tax (expense) benefit	(43)		3
Income (loss) from discontinued operations	59		(312)
Loss before cumulative effect of change in accounting principle	(419)		(438)
Cumulative effect of change in accounting principle, net of tax	2		—
Net loss	$(417)		$(438)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(1.02)		$(0.27)
Discontinued operations	0.13		(0.67)
Cumulative effect of change in accounting principle, net of tax	—		—
	$(0.89)		$(0.94)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,635		468,663

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
(Dollars in Millions)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$809	$1,373
Investments in marketable debt securities	15	5
Receivable for insurance recoveries	—	75
Accounts receivable, less allowance for doubtful accounts	1,453	1,525
Inventories of supplies, at cost	177	190
Income tax receivable	174	—
Deferred income taxes	113	107
Assets held for sale	171	11
Other current assets	226	222
Total current assets	3,138	3,508
Restricted cash	263	263
Investments and other assets	369	380
Property and equipment, at cost, less accumulated depreciation and amortization	4,317	4,620
Goodwill	753	800
Other intangible assets, at cost, less accumulated amortization	202	241
Total assets	$9,042	$9,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$38	$19
Accounts payable	749	857
Accrued compensation and benefits	356	441
Professional and general liability reserves	145	145
Accrued interest payable	98	124
Accrued legal settlement costs	47	313
Income tax payable	107	—
Other current liabilities	367	393
Total current liabilities	1,907	2,292
Long-term debt, net of current portion	4,759	4,784
Professional and general liability reserves	583	594
Accrued legal settlement costs	275	—
Other long-term liabilities and minority interests	726	909
Deferred income taxes	161	212
Total liabilities	8,411	8,791
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,347	4,320
Accumulated other comprehensive loss	(39)	(39)
Accumulated deficit	(2,224)	(1,807)
Less common stock in treasury, at cost	(1,479)	(1,479)
Total shareholders’ equity	631	1,021
Total liabilities and shareholders’ equity	$9,042	$9,812

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

(Dollars in Millions)	Nine Months Ended September 30,
	2006	2005
Net loss	$(417)	$(438)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	247	252
Provision for doubtful accounts	406	477
Deferred income tax benefit	(2)	(35)
Stock-based compensation charges	34	38
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	57	14
Costs of litigation and investigations	751	47
Loss from early extinguishment of debt	—	15
Pre-tax (income) loss from discontinued operations	(102)	315
Cumulative effect of change in accounting principle	(2)	—
Other items	(9)	3
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects from sales of facilities:
Accounts receivable	(359)	(500)
Inventories and other current assets	(29)	2
Income taxes	(271)	537
Accounts payable, accrued expenses and other current liabilities	(226)	(61)
Other long-term liabilities	31	32
Insurance recoveries for business interruption and other costs	161	—
Payments against reserves for restructuring charges and litigation costs and settlements	(683)	(73)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes and insurance recoveries for business interruption and other costs	(28)	60
Net cash provided by (used in) operating activities	(441)	685
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(346)	(333)
Discontinued operations	(45)	(27)
Purchase of property and buyout of discontinued operations joint venture interest	(28)	—
Proceeds from sales of facilities, investments and other assets	165	153
Purchases of marketable securities	(18)	(5)
Insurance recoveries for property damage	115	21
Other items	35	(16)
Net cash used in investing activities	(122)	(207)
Cash flows from financing activities:
Sale of new senior notes	—	773
Repurchases of senior notes	—	(413)
Payments of borrowings	(3)	(25)
Proceeds from exercise of stock options	—	11
Other items	2	2
Net cash provided by (used in) financing activities	(1)	348
Net increase (decrease) in cash and cash equivalents	(564)	826
Cash and cash equivalents at beginning of period	1,373	654
Cash and cash equivalents at end of period	$809	$1,480
Supplemental disclosures:
Interest paid, net of capitalized interest	$(312)	$(292)
Income tax refunds received (payments made), net	$(28)	$529

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING HOSPITALS

Quarter Ended September 30, 2006

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change		2006	2005	Change
Net inpatient revenues	$1,418	$1,437	(1.3%	)	$4,434	$4,339	2.2%
Net outpatient revenues	$623	$636	(2.0%	)	$1,861	$1,903	(2.2%	)

Number of general hospitals (at end of period)	57	57	—	*	57	57	—	*
Licensed beds (at end of period)	14,941	15,117	(1.2%	)	14,941	15,117	(1.2%	)
Average licensed beds	14,967	15,117	(1.0%	)	15,050	15,137	(0.6%	)
Utilization of licensed beds	50.5%	52.8%	(2.3%	)*	53.0%	55.2%	(2.2%	)*
Patient days	695,656	733,782	(5.2%	)	2,176,134	2,280,716	(4.6%	)
Equivalent patient days	990,535	1,034,842	(4.3%	)	3,069,071	3,190,524	(3.8%	)
Net inpatient revenue per patient day	$2,038	$1,958	4.1%		$2,038	$1,902	7.2%
Admissions	141,203	145,978	(3.3%	)	435,058	448,216	(2.9%	)
Equivalent admissions	202,489	207,800	(2.6%	)	618,232	632,172	(2.2%	)
Net inpatient revenue per admission	$10,042	$9,843	2.0%		$10,192	$9,681	5.3%
Average length of stay (days)	4.9	5.0	(0.1	)*	5.0	5.1	(0.1	)*
Surgeries	101,089	107,065	(5.6%	)	311,684	321,891	(3.2%	)
Net outpatient revenue per visit	$593	$581	2.1%		$576	$554	4.0%
Outpatient visits	1,050,600	1,095,718	(4.1%	)	3,229,706	3,432,694	(5.9%	)

Sources of net patient revenue
Medicare	24.7%	26.1%	(1.4%	)*	26.6%	27.1%	(0.5%	)*
Medicaid	8.8%	8.8%	—%	*	8.9%	8.5%	0.4%	*
Managed care	53.9%	51.3%	2.6%	*	52.4%	50.5%	1.9%	*
Indemnity, self-pay and other	12.6%	13.8%	(1.2%	)*	12.1%	13.9%	(1.8%	)*

*                    This change is the difference between the 2006 and 2005 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended			Nine Months Ended
	3/31/06	6/30/06	9/30/06	9/30/06
Net operating revenues	$2,210	$2,195	$2,117	$6,522
Operating expenses:
Salaries, wages and benefits	(981)	(963)	(953)	(2,897)
Supplies	(411)	(398)	(386)	(1,195)
Provision for doubtful accounts	(121)	(128)	(157)	(406)
Other operating expenses	(480)	(497)	(513)	(1,490)
Depreciation	(76)	(76)	(77)	(229)
Amortization	(6)	(6)	(6)	(18)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(29)	(27)	(1)	(57)
Hurricane insurance recoveries (costs), net	(3)	13	4	14
Costs of litigation and investigations	(16)	(728)	(7)	(751)
Operating income (loss)	87	(615)	21	(507)
Interest expense	(102)	(101)	(104)	(307)
Investment earnings	17	17	15	49
Minority interests	(1)	—	(1)	(2)
Net gains on sales of investments	2	—	—	2
Income (loss) from continuing operations, before income taxes	3	(699)	(69)	(765)
Income tax (expense) benefit	(4)	252	39	287
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(1)	(447)	(30)	(478)
Discontinued operations:
Income (loss) from operations of asset group	3	(21)	(17)	(34)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	25	(101)	—	(76)
Hurricane insurance recoveries (costs), net	(1)	194	(6)	186
Litigation settlements, net of insurance recoveries	45	(21)	—	24
Net gain (loss) on sale of asset group	—	(1)	3	2
Income tax (expense) benefit	(3)	(1)	(39)	(43)
Income (loss) from discontinued operations	69	49	(59)	59
Income (loss) before cumulative effect of change in accounting principle	68	(398)	(89)	(419)
Cumulative effect of change in accounting principle, net of tax	2	—	—	2
Net income (loss)	$70	$(398)	$(89)	$(417)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$—	$(0.95)	$(0.06)	$(1.02)
Discontinued operations	0.15	0.10	(0.13)	0.13
Cumulative effect of change in accounting principle, net of tax	—	—	—	—
	$0.15	$(0.85)	$(0.19)	$(0.89)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,069	470,608	471,227	470,635

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended			Nine Months Ended
	3/31/06	6/30/06	9/30/06	9/30/06
Net inpatient revenues	$1,536	$1,480	$1,418	$4,434
Net outpatient revenues	$606	$632	$623	$1,861

Number of general hospitals (at end of period)	57	57	57	57
Licensed beds (at end of period)	15,114	15,047	14,941	14,941
Average licensed beds	15,114	15,069	14,967	15,050
Utilization of licensed beds	56.6%	51.8%	50.5%	53.0%
Patient days	770,139	710,339	695,656	2,176,134
Equivalent patient days	1,069,847	1,008,689	990,535	3,069,071
Net inpatient revenue per patient day	$1,994	$2,084	$2,038	$2,038
Admissions	150,879	142,976	141,203	435,058
Equivalent admissions	211,103	204,640	202,489	618,232
Net inpatient revenue per admission	$10,180	$10,351	$10,042	$10,192
Average length of stay (days)	5.1	5.0	4.9	5.0
Surgeries	105,698	104,897	101,089	311,684
Net outpatient revenue per visit	$553	$584	$593	$576
Outpatient visits	1,096,046	1,083,060	1,050,600	3,229,706

Sources of net patient revenue
Medicare	28.3%	26.8%	24.7%	26.6%
Medicaid	8.5%	9.5%	8.8%	8.9%
Managed care	51.3%	52.2%	53.9%	52.4%
Indemnity, self-pay and other	11.9%	11.5%	12.6%	12.1%

TENET HEALTHCARE CORPORATION
CONSOLIDATED OPERATIONS DATA
Fiscal 2005 by Calendar Quarter
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended				Year Ended
	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
Net operating revenues	$2,199	$2,142	$2,150	$2,123	$8,614
Operating expenses:
Salaries, wages and benefits	(993)	(986)	(985)	(958)	(3,922)
Supplies	(398)	(388)	(398)	(390)	(1,574)
Provision for doubtful accounts	(154)	(140)	(183)	(148)	(625)
Other operating expenses	(456)	(475)	(486)	(504)	(1,921)
Depreciation	(77)	(74)	(82)	(73)	(306)
Amortization	(4)	(5)	(10)	(7)	(26)
Impairment of long-lived assets and restructuring charges	(9)	4	(9)	(32)	(46)
Loss from hurricanes	—	—	(9)	(4)	(13)
Costs of litigation and investigations	(8)	(11)	(28)	(165)	(212)
Loss from early extinguishment of debt	(15)	—	—	—	(15)
Operating income (loss)	85	67	(40)	(158)	(46)
Interest expense	(101)	(102)	(101)	(100)	(404)
Investment earnings	9	15	17	18	59
Minority interests	—	(1)	(1)	(1)	(3)
Net gains on sales of investments	—	—	—	4	4
Loss from continuing operations, before income taxes	(7)	(21)	(125)	(237)	(390)
Income tax (expense) benefit	18	12	(3)	57	84
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	11	(9)	(128)	(180)	(306)
Discontinued operations:
Loss from operations of asset group	(29)	(29)	(14)	(30)	(102)
Impairment of long-lived assets and restructuring charges, net of insurance recoveries	(7)	(1)	(223)	(45)	(276)
Loss from hurricanes	—	—	(32)	(11)	(43)
Net gain (loss) on sales of asset group	22	—	(2)	(1)	19
Income tax (expense) benefit	(1)	6	(2)	(3)	—
Loss from discontinued operations	(15)	(24)	(273)	(90)	(402)
Loss before cumulative effect of change in accounting principle	(4)	(33)	(401)	(270)	(708)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(16)	(16)
Net loss	$(4)	$(33)	$(401)	$(286)	$(724)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.02	$(0.02)	$(0.27)	$(0.39)	$(0.65)
Discontinued operations	(0.03)	(0.05)	(0.58)	(0.19)	(0.86)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.03)	(0.03)
	$(0.01)	$(0.07)	$(0.85)	$(0.61)	$(1.54)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	469,607	468,898

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS — CONTINUING HOSPITALS
Fiscal 2005 by Calendar Quarter
(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
Net inpatient revenues	$1,494	$1,408	$1,437	$1,469	$5,808
Net outpatient revenues	$622	$645	$636	$591	$2,494

Number of general hospitals (at end of period)	57	57	57	57	57
Licensed beds (at end of period)	15,154	15,154	15,117	15,121	15,121
Average licensed beds	15,139	15,154	15,117	15,100	15,128
Utilization of licensed beds	58.9%	53.9%	52.8%	53.0%	54.6%
Patient days	803,045	743,889	733,782	736,638	3,017,354
Equivalent patient days	1,108,173	1,047,509	1,034,842	1,029,551	4,220,075
Net inpatient revenue per patient day	$1,860	$1,893	$1,958	$1,994	$1,925
Admissions	155,292	146,946	145,978	144,482	592,698
Equivalent admissions	215,764	208,608	207,800	203,722	835,894
Net inpatient revenue per admission	$9,621	$9,582	$9,843	$10,170	$9,800
Average length of stay (days)	5.2	5.1	5.0	5.1	5.1
Surgeries	106,152	108,674	107,065	103,715	425,606
Net outpatient revenue per visit	$525	$559	$581	$545	$552
Outpatient visits	1,184,367	1,152,609	1,095,718	1,084,425	4,517,119

Sources of net patient revenue
Medicare	28.0%	27.3%	26.1%	28.1%	27.4%
Medicaid	8.2%	8.5%	8.8%	8.0%	8.4%
Managed care	50.4%	49.8%	51.3%	51.4%	50.7%
Indemnity, self-pay and other	13.4%	14.4%	13.8%	12.5%	13.5%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP Disclosures

(1) Operating Measures Adjusted for the Impact of the Compact

In March 2004, we announced that we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 29 of our hospitals in continuing operations by December 31, 2004, and at all 57 of our hospitals by September 30, 2005.  Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and also reduces our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to data required in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the Company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables itself and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The Table # 1 below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended September 30, 2006 and September 30, 2005.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended September 30, 2006 and September 30, 2005.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.   The Company believes the consistent use of this supplemental information provides itself and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

(2) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (6) hurricane insurance recoveries net of costs, (7) costs of litigation and investigations, (8) loss from early extinguishment of debt, (9) investment earnings, (10) minority interests, (11) income (loss) from discontinued operations, (12) cumulative effect of change in accounting principle, net of tax, and, (13) net gain (loss) on sale of assets.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss).  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

Reconciliations of Adjusted EBITDA to net income (loss) or income (loss) from continuing operations before taxes, the most comparable GAAP terms, are set forth in the following tables for the three-month and nine-month periods ended September 30, 2006 and September 30, 2005.

(3) Adjusted Free Cash Flow

Adjusted free cash flow, a non-GAAP term, as calculated in Table # 3 below represents cash flow provided by (used in) operating activities less capital expenditures in continuing operations and excluding litigation costs and settlement payments, payments against restructuring reserves, insurance recoveries reflected in cash flows from operating activities, income tax (payments) refunds and cash flows from discontinued operations. The Company believes the use of adjusted free cash flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. . Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance or liquidity.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP Disclosures
Table #1 -  Operating Measures Adjusted for the Impact of the Compact
(Unaudited)

(Dollars in millions except per admission, per day and per visit amounts)	Three Months Ended September 30, 2006
	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue
Net operating revenues	$2,117	$255	$2,372	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(953)	—	(953)	(45.0%)	(40.2%)
Supplies	(386)	—	(386)	(18.2%)	(16.3%)
Provision for doubtful accounts	(157)	(233)	(390)	(7.4%)	(16.4%)
Other operating expenses	(513)	—	(513)	(24.2%)	(21.6%)
Net inpatient revenues	$1,418	$129	$1,547
Net outpatient revenues	$623	$126	$749
Net patient revenues	$2,041	$255	$2,296
Admissions	141,203		141,203
Patient days	695,656		695,656
Outpatient visits	1,050,600		1,050,600
Equivalent patient days	990,535		990,535
Net inpatient revenue per admission	$10,042		$10,956
Net inpatient revenue per patient day	$2,038		$2,224
Net outpatient revenue per visit	$593		$713
Net patient revenue per equivalent patient day	$2,061		$2,318

(Dollars in millions except per admission, per day and per visit amounts)	Three Months Ended September 30, 2005
	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue

Net operating revenues	$2,150	$180	$2,330	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(985)	—	(985)	(45.8%)	(42.3%)
Supplies	(398)	—	(398)	(18.5%)	(17.1%)
Provision for doubtful accounts	(183)	(165)	(348)	(8.5%)	(14.9%)
Other operating expenses	(486)	—	(486)	(22.6%)	(20.9%)
Net inpatient revenues	$1,437	$93	$1,530
Net outpatient revenues	$636	$87	$723
Net patient revenues	$2,073	$180	$2,253
Admissions	145,978		145,978
Patient days	733,782		733,782
Outpatient visits	1,095,718		1,095,718
Equivalent patient days	1,034,842		1,034,842
Net inpatient revenue per admission	$9,843		$10,481
Net inpatient revenue per patient day	$1,958		$2,085
Net outpatient revenue per visit	$581		$660
Net patient revenue per equivalent patient day	$2,003		$2,177

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP Disclosures
Table #2 - Reconciliation of Adjusted EBITDA
Dollars in Millions
(Unaudited)

(Dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net loss	$(89)	$(401)	$(417)	$(438)
Less: cumulative effect of change in accounting principle, net	—	—	2	—
Income (loss) from discontinued operations	(59)	(273)	59	(312)
Loss from continuing operations	(30)	(128)	(478)	(126)
Income tax benefit (expense)	39	(3)	287	27
Net gain on sales of facilities and long-term investments	—	—	2	—
Minority interests	(1)	(1)	(2)	(2)
Investment earnings	15	17	49	41
Interest expense	(104)	(101)	(307)	(304)
Operating income (loss)	21	(40)	(507)	112
Loss from early extinguishment of debt	—	—	—	(15)
Costs of litigation and investigations	(7)	(28)	(751)	(47)
Hurricane insurance recoveries (costs), net	4	(9)	14	(9)
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(1)	(9)	(57)	(14)
Amortization	(6)	(10)	(18)	(19)
Depreciation	(77)	(82)	(229)	(233)
Adjusted EBITDA	$108	$98	$534	$449

Net operating revenues	$2,117	$2,150	$6,522	$6,491
Adjusted EBITDA as% of net operating revenues (Adjusted EBITDA margin)	5.1%	4.6%	8.2%	6.9%

Additional Supplemental Non-GAAP Disclosures

Table #3 -  Reconciliation of Free Cash Flow

(Unaudited)

(Dollars in millions)	Nine Months Ended September 30,
	2006	2005
Cash flow provided by (used in) operating activities	$(441)	$685
Less:
Purchases of property and equipment — continuing operations	346	333
	(787)	352
Income tax (payments) refund	(28)	529
Insurance recoveries for business interruption and other costs	161	—
Litigation costs and settlements, and payments against restructuring reserves	(683)	(73)
Cash provided by (used in) operating activities from discontinued operations	(28)	60
Adjusted free cash flow	$(209)	$(164)